EXHIBIT 99.1

LATCH, INC. AND SUBSIDIARIES

Condensed Consolidated Financial Statements

March 31, 2021

Latch, Inc. and Subsidiaries

Latch, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	As of March 31, 2021 (unaudited)	As of December 31, 2020
Assets
Current assets
Cash and cash equivalents	$46,542	$60,529
Accounts receivable, net	9,165	8,227
Inventories, net	7,747	8,293
Prepaid expenses and other current assets	6,520	3,309

Total current assets	69,974	80,358

Property and equipment, net	951	753
Internally developed software, net	8,408	7,416
Other non-current assets	1,116	1,082

Total assets	$80,449	$89,609

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Current liabilities
Accounts payable	$5,530	$3,732
Accrued expenses	7,112	5,781
Deferred revenue—current	3,189	2,344
Other current liabilities	470	—

Total current liabilities	16,301	11,857
Deferred revenue—non-current	14,613	13,178
Term loan, net	6,011	5,481
Convertible notes, net	56,305	51,714
Other non current liabilities	1,670	1,051

Total liabilities	94,900	83,281

Commitments and contingencies (see note 10)

Redeemable convertible preferred stock: $0.00001 par value, 71,204 shares authorized, 71,069 shares issued and outstanding as of both March 31, 2021 and December 31, 2020; liquidation preference - $165,562	160,605	160,605

Stockholders’ deficit
Common stock, $.00001 par value, 113,000 shares authorized, 15,157 and 9,106 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	25,230	7,901
Accumulated other comprehensive income	2	9
Accumulated deficit	(200,288)	(162,187)

Total stockholders’ deficit	(175,056)	(154,277)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$80,449	$89,609

See accompanying notes to the condensed consolidated financial statements.

Latch, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Loss (unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenue:
Hardware revenue	$5,014	$2,032
Software revenue	1,615	694

Total revenue	6,629	2,726
Cost of revenue(1):
Cost of hardware revenue(2)	6,028	3,203
Cost of software revenue	134	59

Total cost of revenue	6,162	3,262
Operating expenses:
Research and development (2)	9,615	5,604
Sales and marketing (2)	3,750	4,392
General and administrative (2)	17,696	5,076
Depreciation and amortization	653	273

Total operating expenses	31,714	15,345

Loss from operations	(31,247)	(15,881)
Other income (expense)
Interest expense, net	(3,318)	(60)
Other expense	(3,536)	—

Total other expense	(6,854)	(60)

Loss before income taxes	(38,101)	(15,941)
Income taxes	—	—

Net loss	$(38,101)	$(15,941)
Other comprehensive income (loss)
Foreign currency translation adjustment	7	—

Comprehensive loss	$(38,094)	$(15,941)

Net Loss per common share
Basic and diluted net loss per common share	$(3.27)	$(2.02)

Weighted averages shares outstanding
Basic and Diluted	11,636,136	7,882,647

(1)	Exclusive of depreciation and amortization shown in operating expenses below.
(2)	Stock-based compensation expense included in cost of revenue and operating expenses is as follows:

Cost of hardware revenue	$14	$4
Research and development	3,999	97
Sales and marketing	161	37
General and administrative	10,319	218

Total stock-based compensation	$14,493	$356

See accompanying notes to the condensed consolidated financial statements.

Latch, Inc. and Subsidiaries

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit (unaudited)

(in thousands)

	Three months ended March 31, 2020
	Redeemable Preferred Stock		Common Stock		Additional Paid-In	Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Equity
January 1, 2020	68,318	$150,305	7,839	$—	$5,724	$—	$(96,193)	$(90,469)
Issuance of Series B-1 Preferred stock for cash, net of issuance costs	2,751	10,300	—	—	—	—	—	—
Exercises of common stock options	—	—	61	—	19		—	19
Stock-based compensation	—	—	—	—	366	—	—	366
Net loss	—	—	—	—	—	—	(15,941)	(15,941)

March 31, 2020	71,069	$160,605	7,900	$—	$6,109	$—	$(112,134)	$(106,025)

	Three months ended March 31, 2021
January 1, 2021	71,069	$160,605	9,106	$—	$7,901	$9	$(162,187)	$(154,277)
Exercises of common stock options	—	—	6,051	—	2,816	—	—	$2,816
Foreign translation adjustment	—	—	—	—	—	(7)	—	$(7)
Stock-based compensation	—	—	—	—	14,513	—	—	$14,513
Net loss	—	—	—	—	—	—	(38,101)	$(38,101)

March 31, 2021	71,069	$160,605	15,157	$—	$25,230	$2	$(200,288)	$(175,056)

See accompanying notes to the condensed consolidated financial statements.

Latch, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows (unaudited)

(in thousands)

	Three months ended March 31,
	2021	2020
Operating activities
Net loss	$(38,101)	$(15,941)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	653	273
Non-cash interest expense	1,934	—
Change in fair value of derivatives	3,597	—
Provision for excess and obsolete inventory	9	36
Allowance (reversal) for doubtful accounts	171	(196)
Stock-based compensation	14,493	356
Changes in assets and liabilities
Accounts receivable	(1,108)	(1,742)
Inventories	537	(2,252)
Prepaid expenses and other current assets	(2,424)	85
Other non-current assets	(53)	(743)
Accounts payable	1,732	546
Accrued expenses	1,331	(103)
Other non-current liabilities	620	—
Deferred revenue	2,279	3,224

Net cash used in operating activities	(14,330)	(16,457)
Investing activities
Purchase of property and equipment	(290)	(105)
Development of internal software	(1,446)	(1,670)
Purchase of intangible assets	—	(104)

Net cash used in investing activities	(1,736)	(1,879)
Financing activities
Proceeds from issuance of Series B-1 preferred stock, net of issuance costs	—	10,300
Proceeds from issuance of common stock	2,035	44
Proceed from revolving credit facility	53	—

Net cash provided by financing activities	2,088	10,344
Effect of exchange rate on cash	(9)	—

Net change in cash and cash equivalents	(13,987)	(7,992)
Cash and cash equivalents
Beginning of period	60,529	54,218

End of period	$46,542	$46,226

Supplemental disclosure of non-cash investing and financing activities
Capitalization of stock-based compensation to internally developed software	$21	$10

Capitalization of transaction costs	$3,412	$—

Accrued fixed assets	$67	$—

Receivable from option exercises	$781	$—

See accompanying notes to the condensed consolidated financial statements.

Latch, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

1.	DESCRIPTION OF BUSINESS

Latch, Inc. and Subsidiaries (referred to herein as “Latch” or the “Company”), was incorporated in Delaware in 2014. Latch is an enterprise technology company focused on revolutionizing the way people experience spaces by making spaces better places to live, work, and visit. Latch has created a full-building operating system, LatchOS, that addresses the essential needs of modern buildings by streamlining building operations, enhancing the resident experience, and enabling more efficient interactions with service providers. Latch’s product offerings are designed to optimize the resident experience and include smart access, delivery and guest management, smart home and sensors, connectivity, and resident experience. Latch combines hardware, software, and services into a holistic system that it believes makes spaces more enjoyable for residents, more efficient and profitable for building operators, and more convenient for service providers.

The Company is located and headquartered in New York, NY. Other offices operated by the Company are in San Francisco, CA and Taipei, Taiwan. In May 2019, the Company incorporated Latch Taiwan, Inc., a 100% wholly owned subsidiary, in the state of Delaware. In October 2020, the Company incorporated Latch Insurance Solutions, LLC., a 100% wholly owned subsidiary, in the state of Delaware. The Company’s revenues are derived primarily from operations in the North America.

On January 24, 2021, the Company entered into a definitive agreement to merge with a wholly owned subsidiary of TS Innovation Acquisitions Corp. (“TSIA”) a special purpose acquisition company listed on the NASDAQ (Ticker: TSIA). The Company’s existing shareholders retained 100% of their equity, which converted to 64.2% ownership of the outstanding shares of the Post-Combination Company at closing, based on 6 redemptions by TSIA’s public stockholders. The remaining outstanding shares of the Post-Combination Company are held by TSIA’s public stockholders, TSIA Sponsor, and Subscribers in the private placement transaction (“PIPE transaction”) consummated substantially simultaneously with the Business Combination. The transaction closed on June 4, 2021. The Post-Combination Company will be renamed Latch, Inc. See Note 16 Subsequent Events for additional information.

COVID-19

In March 2020, the outbreak of the novel coronavirus (“COVID-19”) was declared a pandemic. The COVID-19 pandemic disrupted and may intermittently continue to disrupt our hardware deliveries due to delays in construction timelines at our customer’s building sites. In addition, the COVID-19 pandemic resulted in a global slowdown of economic activity and a recession in the United States and the economic situation remains fluid as parts of the economy appear to be recovering while others continue to struggle. While the nature of the situation is dynamic, the Company has considered the impact when developing its estimates and assumptions. Actual results and outcomes may differ from management’s estimates and assumptions.

In the first quarter of fiscal year 2020, the Company initiated a restructuring plan as part of its efforts to reduce operating expenses and preserve liquidity due to the uncertainty and challenges stemming from the COVID-19 pandemic. The Company incurred costs in connection with involuntary termination benefits associated with the Reduction in Force (“RIF”), which involved an approximate 25% reduction in headcount, including severance and benefits costs for affected employees opting in and other miscellaneous direct costs. As a result of our strong 2020 performance, we have also begun to rehire some of the staff that was terminated at the outset of the pandemic. Restructuring cost of $310 was recorded for the three months ended March 31, 2020, principally in research and development, sales and marketing, and general and administrative within the Condensed Consolidated Statements of Operations and Comprehensive Loss based on the department with which the expense relates. All amounts have been paid as of March 31, 2021.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted to provide certain relief in response to the COVID-19 pandemic. The CARES Act includes numerous tax provisions and other stimulus measures (see Note 14, Income Taxes, for additional information). Among the various provisions in the CARES Act, the Company is utilizing the payroll tax deferrals. In the second quarter of fiscal 2020, the Company received and repaid $3,441 in loans under the CARES Act.

Going Concern

The Company’s condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses, and utilized cash in operations since inception, has an accumulated deficit as of March 31, 2021, of $200,288 as well as expects to incur future additional losses. The Company has cash available on hand and believes that this cash will be sufficient to fund operations and meet its obligations as they come due within one year from the date these condensed consolidated financial statements are issued. In the event that the Company does not achieve revenue anticipated in its current operating plan, management has the ability and commitment to reduce operating expenses as necessary. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.

The condensed consolidated financial statements and accompanying notes are presented in thousands, except per share data or stated otherwise within.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Basis of Presentation

The condensed consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting. Accordingly, certain information and footnote disclosures normally included in financial statements prepared under U.S. generally accepted accounting principles (“US GAAP”), have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows have been included and are of a normal and recurring nature. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These financial statements should be read in conjunction with the Company’s Consolidated Financial Statements for the year ended December 31, 2020 and notes thereto.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Latch, Inc. and its 100% wholly owned subsidiaries, Latch Taiwan, Inc. and Latch Insurance Solutions, LLC. All intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of condensed consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of income and expense during the reporting period. Estimates are used when accounting for revenue recognition, allowance for doubtful accounts, allowances for hardware returns, estimates of excess and obsolete inventory, stock-based compensation, warrants, impairment of fixed assets and capitalized internally developed software. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the condensed consolidated financial statements. Due to the use of estimates inherent in the financial reporting process and given the unknowable duration and effects of the COVID-19 pandemic, actual results could differ from those estimates.

The Company’s significant accounting policies for these financial statements as of March 31, 2021 are summarized below and should be read in conjunction with the Summary of Significant Accounting Policies detailed in the Company’s Consolidated Financial Statements for the year ended December 31, 2020.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are stated at net realizable value, net of allowance for doubtful accounts and reserve for wholesale returns (See Revenue Recognition – Hardware below for further information). On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write-offs, collections, and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms.

The Company generally does not require any security or collateral to support its receivables. The allowance for doubtful accounts was $259 and $88 as of March 31, 2021 and December 31, 2020, respectively.

Inventories, net

Inventories consist of finished goods and component parts, which are purchased from contract manufacturers and component suppliers. Inventories are stated at the lower of cost or net realizable value with cost being determined using the average cost method. The Company periodically assesses the valuation of inventory and will write down the value for estimated excess and obsolete inventory based upon estimates of future demand and market conditions, when necessary.

Equity Issuance Costs

Costs incurred in connection with the issuance of the Company’s series preferred stock have been recorded as a direct reduction against redeemable convertible preferred stock within the Condensed Consolidated Balance Sheets.

Additionally, certain transaction costs incurred in connection with the pending merger agreement which are direct and incremental to the proposed merger (see Note 1, Description of Business) have been recorded as a component of prepaid expenses and other current assets within the Condensed Consolidated Balance Sheets.

Revenue Recognition

The Company adopted Accounting Standards Update (“ASU”) No. 2014-09 and its related amendments (collectively, known as Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers) effective January 1, 2018, using the full retrospective approach to all contracts. Incremental costs to obtaining customer contracts, primarily sales commissions, were capitalized in accordance with the adoption of ASC 606.

In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, the Company performs the following steps: (i) identify contracts with customers; (ii) identify performance obligations; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations; and (v) recognize revenue when (or as) the Company satisfies each performance obligation.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606. Revenues are recognized when control of the promised goods or services are transferred to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company currently generates its revenues from two primary sources: (1) hardware devices and (2) software products.

Hardware

The Company generates hardware revenue primarily from the sale of our portfolio of devices for our smart access and smart apartment solutions. The Company sells hardware to building developers through our channel partners who act as the intermediary and installer. The Company recognizes hardware revenue when the hardware is shipped to our channel partners, which is when control is transferred to the building developer.

The Company provides warranties related to the intended functionality of the products and those warranties typically allow for the return of hardware up to one year for electrical components and five years for mechanical components past the date of sale. The Company determined these warranties are not separate performance obligations as they cannot be purchased separately and do not provide a service in addition to an assurance the hardware will function as expected. The Company records a reserve as a component of cost of hardware revenue based on historical costs of replacement units for returns of defective products. For the three months ended March 31, 2021 and 2020, the reserve for hardware warranties was approximately 1% and 2% of cost of hardware revenue, respectively. The Company also provides certain customers on a wholesale arrangement with a right of return for non-defective product, which is treated as a reduction of hardware revenue based on the Company’s expectations and historical experience. For the three months ended March 31, 2021 and 2020, the reserve for wholesale returns against revenue was zero and $55, respectively. The reserve against accounts receivable as of March 31, 2021 and December 31, 2020 was $1,775 and $1,787, respectively.

Software

The Company generates software revenue primarily through the sale of our software-as-a-service, or SaaS, to building developers over our cloud-based platform on a subscription-based arrangement. Subscription fees vary depending on the optional features selected by customers as well as the term length. SaaS arrangements generally have term lengths of month-to-month, 2-year, 5-year and 10-year and is a fixed-fee paid upfront except for the month-to-month arrangements. As a result of significant discounts provided on the longer-term software contracts paid upfront, the Company has determined that there is a significant financing component and have therefore broken out the interest component and recorded as a component of interest income (expense), net on the Condensed Consolidated Statements of Operations and Comprehensive Loss. The amount of interest expense related to this component was $658 and $267, for the three months ended March 31, 2021 and 2020, respectively.

The services provided by the Company for the subscription-based arrangements are considered stand-ready performance obligations where customers benefit from the services evenly throughout the service period. Revenue is primarily recognized on a ratable basis over the subscription period of the contractual arrangement beginning when or as control of the promised services is available or transferred to the customer.

Performance Obligations

The company enters into contracts that contain multiple distinct performance obligations, hardware and software. The hardware performance obligation includes the delivery of hardware, and the software performance obligation allows the customer access to the software during the contracted-use term when the promised service is transferred to the customer. The Company has determined that the hardware and software are individual distinct performance obligations because both can be sold by the Company on a standalone basis, and because other vendors sell similar technologies and services on a standalone basis.

For each performance obligation identified, the Company estimates the standalone selling price, which represents the price at which the Company would sell the good or service separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price, taking into account available information such as market conditions, review historical pricing data, and internal pricing guidelines related to the performance obligations. The Company then allocates the transaction price among those obligations based on the estimation of standalone selling price. For software revenue, the Company estimates the transaction price, including variable consideration, at the commencement of the contract and recognizes revenue over the contract term. The aggregate amount of the transaction price allocated to the performance obligations that are unsatisfied was $17,802 as of March 31, 2021. The Company expects to recognize the short-term amount of $4,687 over the next 12 months, and the long-term portion of $13,115 over the contracted-use term of each agreement.

Revenue Disaggregation

The Company had total revenue of $6,629 and $2,726 for the three months ended March 31, 2021 and 2020, respectively, all generated within North America.

Deferred Contract Costs

The following table represents a roll-forward of the Company’s deferred contract costs:

Balance as of January 1, 2021	$549
Additions to deferred contract costs	56
Amortization of deferred contract costs	(23)

Balance as of March 31, 2021	$582

Contract Assets and Contract Liabilities (Unbilled receivables and Deferred revenue)

	March 31, 2021	December 31, 2020
Contract assets (unbilled receivables)	$79	$—
Contract liabilities (deferred revenue)	$17,802	$15,522

The Company enters into contracts with its customers, which may give rise to contract assets (unbilled receivables) and contract liabilities (deferred revenue) due to revenue recognition differing from the timing of payments made by customers. The Company recognizes unbilled receivables when the performance obligation precedes the invoice date. The Company records unbilled receivables within prepaid and other current assets on the Condensed Consolidated Balance Sheets.

The Company records contract liabilities to deferred revenue when the Company receives customer payments in advance of the performance obligations being satisfied on the Company’s contracts, which is generally the Company’s software revenue. The Company generally invoices its customers monthly, 2 years, 5 years or 10 years in advance of services being provided. The Company recognized $1,126 of prior year deferred software revenue during the three months ended March 31, 2021.

Increase in contract liabilities for the three months ended March 31, 2021 primarily resulted from growth of contracts with new and existing customers. Deferred revenue that will be recognized during the succeeding 12-month period is recorded within current liabilities on the accompanying Condensed Consolidated Balance Sheets.

Cost of revenue

Cost of hardware revenue consists primarily of product costs, including manufacturing costs, duties and other applicable importing costs, shipping and handling costs, packaging, warranty costs, assembly costs and warehousing costs, as well as other non-inventoriable costs including personnel-related expenses associated with supply chain logistics and channel partner fees.

Cost of software revenue consists primarily of outsourced hosting costs and personnel-related expenses associated with monitoring and managing the outsourced hosting service provider.

Our cost of revenue excludes depreciation and amortization shown in operating expenses.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the condensed consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of March 31, 2021 and December 31, 2020, the Company recorded a full valuation allowance against its deferred tax assets.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Stock-Based Compensation

The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the fair value of stock awards. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of share-based awards, including the option’s expected term and the price volatility of the underlying stock. The Company calculates the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility—The Company estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.

Expected Term—The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.

Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Fair Value Measurements

Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the condensed consolidated financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs are observable, either directly or indirectly, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3— Inputs are generally unobservable inputs and typically reflect management’s best estimate of assumptions that market participants would use in pricing the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company invests its excess cash in low-risk, highly liquid money market funds with a major financial institution.

Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance at each balance sheet date. As of March 31, 2021 and December 31, 2020, the Company had one customer that accounted for $1,595 and $1,532 or 17% and 15% of gross accounts receivable, respectively. For the three months ended March 31, 2021, the Company had one customer that accounted for $943 or 14% of total revenue. For the three months ended March 31, 2020, the Company had one customer that accounted for $546 or 20% of total revenue.

Segment Information

The Company has one operating and reportable segment as it only reports financial information on an aggregate and consolidated basis to its Chief Executive Officer, who is the Company’s chief operating decision maker.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize most leases on the balance sheet as a right of use asset and related lease liability. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of the adoption of this ASU on its condensed consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of the adoption of this ASU on its condensed consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The update also simplifies GAAP for other areas of Topic 740 by clarifying and amending existing guidance to improve consistent application. The amendment in this update is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, with early adoption permitted. The Company adopted this standard effective January 1, 2021. The Company has completed the assessment and determined this ASU does not have a material impact on its condensed consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The amendment in this update is effective for fiscal years beginning after December 15, 2023, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its condensed consolidated financial statements.

3.	FAIR VALUE MEASUREMENTS

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis are summarized as follows:

	As of March 31, 2021
	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
Assets
Cash	$1,065	$—	$—	$1,065

Money market funds	45,477	—	—	45,477

Total assets	$46,542	$—	$—	$46,542

Liabilities
Derivative liabilities	—	—	16,987	16,987

Total liabilities	$—	$—	$16,987	$16,987

	As of December 31, 2020
	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
Assets
Cash	$1,244	$—	$—	$1,244

Money market funds	59,285	—	—	59,285

Total assets	$60,529	$—	$—	$60,529

Liabilities
Derivative liabilities	—	—	13,390	13,390

Total liabilities	$—	$—	$13,390	$13,390

As of March 31, 2021 and December 31, 2020, Level 3 instruments consisted of the Company’s derivative liabilities related to the convertible notes and warrants issued in connection with the term loan. Fair value measurements categorized within Level 3 are sensitive to changes in the assumptions or methodologies used to determine fair value and such changes could result in a significant increase or decrease in the fair value. For the Company’s derivatives related to the convertible notes categorized within Level 3 of the fair value hierarchy, the Company compared the calculated value of the convertible notes with the indicated value of the host instrument, defined as the straight-debt component of the convertible notes. The difference between the value of the straight-debt host instrument and the fair value of the convertible notes results in the value of the derivative instruments. The convertible notes were valued using a discounted cash flow analysis. The Company discounted the future payoffs at risk-adjusted rates consistent with market yields. The discount rate was calculated by adding the risk-free rate, an option adjusted spread and a calibrated risk premium.

•	The selected risk-free rate was based on observed yields on U.S. Treasury securities.

•	The selected option-adjusted spread was based on the ICE Bank of America CCC and Lower US High Yield Index (HOA3); and

•	The calibrated risk premium was calculated as the additional risk premium necessary to reconcile with the original issuance at August 11, 2020.

Since the potential payoffs for the convertible notes are dependent on the outcome of future equity financing rounds, the discounted cash flow models incorporated management’s estimates for the probabilities and timing of future financing events.

The Company’s derivatives related to the warrants in connection with the revolving line of credit are categorized within Level 3 of the fair value hierarchy. The significant unobservable inputs include the expected term, volatility, risk-free interest rate and dividend yield (See Note 11, Convertible Preferred Stock and Equity, for further information).

The following table provides quantitative information regarding the significant unobservable inputs used by the Company:

	March 31, 2021	December 31, 2020
Term in years	0.1 to 1.1	0.3 to 1.3
Calibrated Risk Premium	11.68%	11.68%
Option Adjusted Spread	6.56%	8.03%
Risk Free Rate	0.05% - 0.07%	0.12% - 0.19%

The following table represents the activity of the Level 3 instruments (in thousands):

	Convertible Notes	Warrants	Total
Derivative liabilities - December 31, 2020	12,676	714	$13,390
Change in fair value (1)	2,671	926	$3,597

Derivative liabilities - March 31, 2021	$15,347	$1,640	$16,987

(1)	Recorded in other income (expense) within the Condensed Consolidated Statements of Operations and Comprehensive Loss.

There were no purchases or sales during the three months ended March 31, 2021. There were no transfers into or out of Level 3 during the three months ended March 31, 2021.

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Office furniture	$86	$86
Computers and equipment	2,145	1,789

Property and equiment	2,231	1,875
Less: Accumulated depreciation	(1,280)	(1,122)

Total property and equipment, net	$951	$753

5.	INTERNALLY DEVELOPED SOFTWARE, NET

Internally developed software, net consisted of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Internally developed software	$6,963	$4,235
Construction in progress	3,189	4,451
Less: Accumulated amortization	(1,744)	(1,270)

Total internally developed software, net	$8,408	$7,416

Capitalized costs associated with construction in progress are not amortized into amortization expense until the related assets are put into service.

6.	INVENTORIES, NET

Inventories, net consisted of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Raw materials	$1,059	$2,242
Finished goods	7,022	6,376
Excess and obsolete reserve	(334)	(325)

Total inventories, net	$7,747	$8,293

The Company did not experience any significant write-downs for the three months ended March 31, 2021.

7.	ACCRUED EXPENSES

Accrued expenses consisted of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Accrued payroll	$1,582	$1,246
Accrued duties	203	204
Accrued warranties	313	284
Accrued purchases	491	25
Accrued excess inventory	448	465
Accrued operating expense	3,856	3,505
Other accrued expenses	219	52

Total accrued expenses	$7,112	$5,781

8.	DEBT

Term loan, net was comprised of the following indebtedness as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Principal	$5,000	$5,000
Derivative liability	1,639	714
Less: unamortized discounts and fees	(119)	(127)
Less: debt issuance costs	(92)	(106)

Net carrying value	6,428	5,481
Less: current portion (1)	(417)	(-)

Term loan, net	$6,011	$5,481

(1)	Current portion of the term loan is recorded in other current liabilities on the Condensed Consolidated Balance Sheets.

Revolving line of credit and term loan

In September 2020, the Company obtained a revolving line of credit as well as a term loan, both of which are secured by a first-perfected security interest in substantially all of the assets of the Company. In connection with the term loan, the Company issued warrants to purchase common stock. Refer to Note 11, Convertible Preferred Stock and Equity, for additional information.

The revolving line of credit provides for a credit extension of up to $5,000 and bears interest at the greater of the prime rate plus 2% or 5.25% per annum, as long as the Company maintains an Adjusted Quick Ratio of 1.25. If the Adjusted Quick Ratio falls below 1.25, then the revolving line of credit bears interest at the greater of the prime rate plus 3% or 6.25% per annum. The Company may only borrow up to 80% of eligible accounts receivable. In addition to this borrowing limit, under the terms of the agreement, the revolving line of credit may only be drawn if the Company adheres to certain conditions related to its accounts receivable. Eligible accounts receivable is defined in the loan agreement as accounts billed with aging 90 days or less. In addition, it excludes accounts receivable due from customers outside of the United States or in a currency other than U.S. dollars and in dispute or otherwise deemed doubtful to be collected. The revolving line of credit matures on September 21, 2022, in which all outstanding principal and interest is due in full. The proceeds of the borrowing under the revolving line of credit may be used for working capital and general corporate purposes. As of March 31, 2021, the Company had not drawn on the $5,000 available line of credit.

The available amount under the term loan is an initial $5,000, with two additional tranches of $2,500 each pending the conditions of the agreement, which the Company can draw down on in annual increments from closing. Under the terms of the agreement, the two additional tranches are available subject to revenue and financing conditions that must be adhered to within the specified period prior to drawing down each tranche. The term loan bears interest at the greater of the prime rate plus 3% or 6.25% per annum. The term loan matures on December 1, 2024, in which all outstanding principal and interest is due in full. Interest expense related to the term loan, including accretion expense and debt issuance amortization, was $123 for the three months ended March 31, 2021. See Note 16 Subsequent Events for additional information.

The Company is subject to certain affirmative and negative financial covenants that it is required to meet in order to maintain its credit facilities, including approval required for certain dividend approval restrictions and a minimum bookings amount if the Company’s cash balance plus the amount available under the revolving line of credit falls below $20,000 combined. As of March 31, 2021, the Company was in compliance with all debt covenants.

Convertible Notes, Net

The following table summarizes the aggregate values recorded for the convertible notes as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Principal	$50,000	$50,000
Derivative liability	15,348	12,676
Less: unamortized discounts and fees	(9,012)	(10,925)
Less: debt issuance cost	(31)	(37)

Net carrying amount	56,305	51,714
Less: current portion	—	—

Convertible notes, net	$56,305	$51,714

Between August 11, 2020 and October 23, 2020, the Company issued a series of convertible promissory notes to various investors pursuant to a Note Purchase Agreement dated August 11, 2020, subsequently amended with a Note Purchase Agreement dated October 23, 2020, with a maturity date of April 23, 2022 (subject to the holder’s option to extend the maturity date for a period of one year), for an aggregate principal amount of $50 million. The notes accrue interest at a rate of 5% per annum for the first 6 months, 7% per annum for the following 6 months, and 9% per annum from month 13 until maturity, that is due and payable upon the earlier to occur of the maturity date or an event of default, unless otherwise converted prior to maturity or an event of default.

The terms of the notes provide for the principal and accrued interest to automatically convert into the type of preferred stock issued in a sale of preferred stock (“Next Equity Financing”) at a conversion price equal to the lesser of 80% of the price paid per share by the investors in the Next Equity Financing, or $650 million divided by the Company’s then fully-diluted capitalization (exclusive of the Notes and any other then-outstanding convertible notes or other convertible instruments issued by the Company) prior to the Next Equity Financing. Upon (i) a merger or consolidation of the Company or a subsidiary of the Company, (ii) the sale of substantially all of the Company’s assets, (iii) the liquidation, dissolution or winding up of the Company (collectively, a “Corporate Transaction”), (iv) the closing of the Company’s initial public offering or a merger, acquisition or other business combination involving the Company and a publicly traded special purpose acquisition company (a “Qualified Public Company Event”) outstanding principal at 1.25 times par value, and interest of the note shall, at the holder’s option, be due and payable in full or be converted into common stock of the Company at a conversion price equal to the lesser of 80% of the price per share offered for the shares of common stock upon a Corporate Transaction or Qualified Public Company Event, or $650 million divided by the Company’s then-outstanding capitalization (exclusive of (1) the notes and any other then-outstanding convertible notes issued by the Company and (2) out-of-the money or unvested options or warrants).

The Company determined that the features providing for conversion into stock sold in a Next Equity Financing, upon a Corporate Transaction, or upon a Qualified Public Company Event at a stated discount represent embedded derivatives which require separate accounting recognition in accordance with subtopic ASC 815-15, Embedded Derivatives. The fair value of the embedded derivative on the date of issuance of $12,234 was recorded as a derivative liability and combined with the debt host contract within convertible notes, net on the accompanying Condensed Consolidated Balance Sheets, with an offset recorded as a discount against convertible notes, net.

Annual maturities of long-term debt are as follows:

April 1, 2021 - December 31, 2021	$—
2022	51,667
2023	1,667
2024	1,666
2025	—

Total principal payments	$55,000

Revolving Credit Facility

In January 2021, the Company signed an agreement for a revolving credit facility (“revolving facility”) with a freight forwarding and customs brokerage company. The revolving facility has a credit limit of $1 million, available to finance supply chain commercial invoices, including freight and customs duty charges. The Company authorizes payment of invoices on the due date and repays the financed amount plus interest 90 days following the initial payment date. An installment plan agreement is executed for each financing request which includes the interest rate. The interest rate for the installment plan agreements executed during the three months ended March 31, 2021 was 1.25% per month. The revolving facility matures on July 1, 2021. The Company is subject to certain affirmative and negative financial covenants that it is required to meet in order to maintain the revolving facility, including maintain a cash balance of at least $25 million. As of March 31, 2021, the Company was in compliance with all debt covenants. As of March 31, 2021, there is $53 outstanding on the revolving facility which is reported in other current liabilities on the Condensed Consolidated Balance Sheets.

9.	DERIVATIVES

As described in Note 8, Debt, and Note 11, Convertible Preferred Stock and Equity, the Company identified certain embedded derivatives related to contingent requirements to repay its convertible notes at a substantial premium to par, as well as certain derivatives in its warrants in connection with its term loan. These derivatives are carried at estimated fair value on the accompanying Condensed Consolidated Balance Sheets as a portion of convertible notes, net and term loan, net. Changes in the estimated fair value of the derivatives are reported as other income (expense) in the accompanying Condensed Consolidated Statements of Operations and Comprehensive Loss. Refer to Note 3, Fair Value Measurement, for additional information. The change in fair value of derivatives for the three months ended March 31, 2021 and 2020 was $3,597 and zero, respectively.

10.	COMMITMENTS AND CONTINGENCIES

Commitments

The Company has entered into various operating lease agreements, which are generally for offices and facilities. In January 2020, the Company signed a one-year sublease agreement for their New York City office space where the landlord is a shareholder of the Company. In August 2020, the Company terminated this sublease as of September 2020. In addition, the Company no longer had to pay cash rent for the periods from April through September 2020. In connection with this agreement, the Company issued warrants to purchase 363 shares of its common stock, which are exercisable for a 10-year period. The initial strike price is $.01 per share. Leases for additional office spaces are maintained in California, and Taiwan. The lease agreements often include escalating lease payments, renewal provisions and other provisions which require the Company to pay taxes, insurance, maintenance costs or defined rent increases.

Rental expense related to all office leases for the three months ended March 31, 2021 and 2020, was $159 and $805, respectively. Rent expense is allocated between cost of hardware revenue, research and development, general and administrative, and sales and marketing, depending on headcount and the nature of the underlying lease.

Purchase Commitment

In January 2021, the Company entered into an arrangement with a supplier which requires future minimum purchases of inventory for an aggregate amount of $3,255 in scheduled installments starting in August 2021 through December 2022. Future minimum purchases are $434 in 2021 and $2,821 in 2022. As of March 31, 2021, the Company has made no purchases towards these commitments.

Litigation

The Company is and may become, from time to time, involved in legal actions in the ordinary course of business, including governmental and administrative investigations, inquiries and proceedings concerning employment, labor, environmental and other claims. Although management is unable to predict with certainty the eventual outcome of any legal action, management believes the ultimate liability arising from such actions, individually and in the aggregate, which existed at March 31, 2021, will not materially affect the Company’s consolidated results of operations, financial position or cash flow. Given the inherent unpredictability of these types of proceedings, however, it is possible that future adverse outcomes could have a material effect on our financial results.

11.	CONVERTIBLE PREFERRED STOCK AND EQUITY

The Company’s certificate of incorporation, as amended, designates and authorizes the Company to issue 184,204 shares, consisting of (i) 113,000 shares of common stock, par value $0.00001 per share; and (ii) 71,204 shares of preferred stock, $0.00001 par value per share.

In February 2020, through a subsequent closing, the Company sold and issued 2,751 shares of series B-1 preferred stock for cash proceeds of approximately $10,300.

Preferred stock as of March 31, 2021, consisted of the following (in thousands, except per share amounts):

	Issuance Start Date	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Carrying value	Liquidation Preference
Series Seed	July 14, 2014	3,971	3,971	$0.60	$1,768	$4,978
Series Seed	April 29, 2015	4,000	4,000	0.63	2,479	5,101
Series A	January 19, 2016	15,231	15,231	0.75	11,110	11,367
Series A-1	May 5, 2017	8,464	8,464	1.18	9,737	10,000
Series B	July 30, 2018	15,983	15,983	3.13	50,000	50,000

Series B--2019 Convertible Notes conversion at 10% discount	July 30, 2018	2,753	2,753	2.82	8,601	7,752

Series B-1	May 20, 2019	18,112	17,977	3.74	66,842	67,300
Series B-2	May 20, 2019	2,690	2,690	3.37	10,068	9,064

Total		71,204	71,069		$160,605	$165,562

The Company has recorded the convertible preferred stock that was issued at its fair value (i.e., the amount of proceeds received), net of issuance costs.

The holders of Series Seed, Series A, Series A-1, Series B, Series B-1, and Series B-2 preferred stock have various rights and preferences as follows:

Voting—Each share of preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock, except as below:

Holders of a majority of the Series Seed, Series A, Series A-1, and Series B preferred stock are entitled to elect, voting as a separate class, one member to the Company’s Board of Directors.

Holders of a majority of Series B-1 and Series B-2 preferred stock voting together as a single class on an as-converted to common stock basis, are entitled to elect one member to the Company’s Board of Directors.

Holders of a majority of the common stock are entitled to elect, each voting separately as a class, four members to the Company’s Board of Directors.

Holders of common stock and preferred stock are entitled to elect, voting together as a single class on an as- converted basis, all remaining directors.

Protective Provisions—At any time when greater than 9,349 shares of preferred stock remain outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the requisite holders given in writing or by vote at a meeting: (a) effect any Liquidation Event, (b) acquire another company or business, unless otherwise approved by the board of directors, (c) increase or decrease the total number of authorized shares of Common Stock or Preferred Stock, (d) declare or pay any dividends on or declare or make any other distribution on account of any shares of Preferred Stock or Common Stock, (e) change the authorized number of directors of the Company, (f) authorize or issue, or obligate itself to issue, any equity security having a preference over, or being on a parity with any Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Preferred Stock. (g) redeem, purchase, or otherwise acquire any shares of preferred stock or common stock, (h) terminate any key employee or founder, unless approved by the board of directors, (i) adopt any new, or increase the number of shares of common stock reserved for issuance under any existing, equity incentive plan, unless approved by the board of directors, (j) create, invest in or hold equity in any non-wholly owned subsidiary, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all of the assets of such subsidiary, unless approved by the board of directors, (k) incur or refinance any indebtedness for borrowed money unless approved by the board of directors, (l) amend, alter or repeal any provision of the certificate of incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of any series of preferred stock.

Dividends—The holders of Series Seed, Series A, Series A-1, Series B, Series B-1, and Series B-2 preferred stock shall be entitled to receive, out of any funds legally available, noncumulative dividends prior and in preference to any dividends paid on the common stock, at the rate of 8% of the applicable original issue price for each series of preferred stock, as adjusted for stock splits, stock dividends, combinations, recapitalizations, and similar transactions, when, as and if declared by the Board of Directors. After payment of such dividends on the preferred stock, any additional dividends or distributions shall be distributed among all holders of Common Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of preferred stock were converted to Common Stock at the then-effective conversion rate. Such dividends are not cumulative. No dividends have been declared or paid on the Company’s preferred stock.

Liquidation Preference—In the event of any liquidation, dissolution, or winding-up of the Company, the holders of preferred stock shall be entitled to receive, ratably, prior and in preference to any distribution of the assets or funds of the Company to the holders of the common stock, an amount equal to the issuance price per share of $0.60, $0.63, $0.75, $1.18, $3.13, $2.82, $3.74, and $3.37 for Series Seed (issued before April 2019, 2015), Series Seed (issued after April 29, 2015), Series A, Series A-1, Series B, Series B-1, and Series B-2, respectively, as adjusted for stock splits, stock dividends, combinations, recapitalizations, and similar transactions, plus any accrued and unpaid dividends and any other declared but unpaid dividends (the “Liquidation Preference”). If the Company has insufficient assets to permit payment of the Liquidation Preference in full to all holders of preferred stock, then the assets of the Company shall be distributed ratably to the holders of preferred stock in proportion to the Liquidation Preference such holders would otherwise be entitled to receive.

After the payment of all preferential amounts required to be paid to the holders of shares of preferred stock and before any payment shall be made to the holders of common stock, if proceeds remain, one investor of the Company is entitled to receive a baseline liquidation bonus. The baseline liquidation bonus amount for each share of series B preferred stock held by the investor is equal to the greater of a) the amount the investor would have received upon the execution of a liquidation event if the series B preferred stock outstanding were entitled to receive proceeds in the aforementioned liquidation event and b) the amount the investor actually receives in the liquidation event for each share of series B preferred stock.

After payment of the Liquidation Preference to the holders of preferred stock and the investor previously mentioned, the remaining assets of the Company shall be distributed ratably to the holders of common stock on a fully converted basis.

The liquidation preference provisions of the preferred stock are considered contingent redemption provisions as there are certain elements that are not solely within the control of the Company. These elements primarily relate to deemed liquidation events such as a change in control. As a result, the Company considers the preferred stock as redeemable and has classified the preferred stock outside of stockholders’ equity (deficit) in the mezzanine section of the Condensed Consolidated Balance Sheets.

Conversion

Each share of preferred stock is convertible at the option of the holder, at any time after the date of issuance of such share, into shares of common stock as is determined by dividing the original purchase price of preferred stock by the conversion price in effect at the time of conversion for such series of preferred stock. The conversion price per share of Series Seed (before April 29, 2019), Series Seed (after April 29, 2015) Series A, Series A-1, Series B, Series B-1, and Series B-2, preferred stock shall be $0.60, $0.63, $0.75, $1.18, $3.13, $2.82, $3.74, and $3.37 per share, respectively, as defined by the Company’s certificate of incorporation, as amended. As of March 31, 2021, the conversion ratio for preferred stock was one-to-one.

Each share of preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate of such shares upon either (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock of the Company to the public with offering proceeds to the Company in excess of $150,000 (net of underwriters’ discounts, concessions, commissions, and expenses) or (ii) the consent of holders of at least a majority of the then-outstanding shares of preferred stock, voting together as a single class on an as-converted basis.

Common Stock Reserved for Future Issuance

The Company had reserved shares of common stock for future issuance as of March 31, 2021 and December 31, 2020, respectively, as follows (in thousands):

	March 31, 2021	December 31, 2020
Conversion of outstanding redeemable	71,069	71,069
convertible preferred stock
Stock options issued and outstanding	18,891	24,179
Warrants issued and outstanding	282	354
Remaining shares available for future issuance	845	1,003

Total	91,087	96,605

Warrants

In January 2021, warrants to purchase 72 shares of common stock were converted into common stock.

Fair Valuation Methodology

The Company has historically issued warrants which were classified and accounted for as either liabilities or equity instruments on the Condensed Consolidated Balance Sheets, depending on the nature of the issuance. The Company’s warrants are initially measured at fair market value. The Company employs the Black-Scholes pricing model to calculate the value of the warrants and record the value. The inputs utilized by management are highly subjective, changes in the inputs and estimates could result in a material change to the calculated value. One of the key inputs used by management in calculating the value of these awards is the common stock price. Management and the board of directors considered various objective and subjective factors to determine the fair value of the Company’s common stock price at various grant dates, including the value determined by a third-party valuation firm. These factors included, among other things, financial performance, capital structure, forecasted operating results and market performance analyses of similar companies in our industry. The assumptions used in calculating the fair value of warrants represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. These warrants are measured at fair value using significant unobservable inputs (Level 3) and amounts to $926 and $576 as of March 31, 2021 and December 31, 2020, respectively. The 2019 warrants and the 2020 warrants issued in connection with the Company’s sublease were recorded within equity and allocated between research and development, general and administrative and sales and marketing on the Condensed Consolidated Statements of Operations and Comprehensive Loss, depending on headcount as the issued warrants were in return for rental of office space. The 2020 warrants issued in connection with the term loan are recorded as derivative liabilities, within convertible notes, net on the Condensed Consolidated Balance Sheets. The debt discount is amortized over the life of the debt.

Key inputs to calculate the fair value of the warrants using the Black-Scholes pricing model were as follows:

	March 31, 2021	December 31, 2020
Expected term	10 - 12 years	10 - 12 years
Volatility	61.0 - 61.2%	55.0 - 61.0%
Risk-free interest rate	0.93-1.74%	0.68 - 0.93%
Dividend yield	0%	0%

12.	EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted net income per share for common stock and preferred stock:

	Three months ended March 31,
	2021	2020
Numerator:
Numerator for basic and diluted net loss per share—net loss	$(38,101)	$(15,941)
Denominator:
Denominator for basic net loss per share-weighted-average common shares	11,636	7,883
Effect of dilutive securities	—	—

Denominator for diluted net loss—adjusted weighted-average common shares	11,636	7,883

Basic and diluted net loss per share	$(3.27)	$(2.02)

Potential common shares of 90,242 and 94,047 of preferred stock, common stock options, and common stock warrants were excluded from diluted EPS for the three months ended March 31, 2021 and 2020, respectively, as the Company had net losses and their inclusion would be anti-dilutive (see Note 11, Convertible Preferred Stock and Equity and Note 13, Stock-Based Compensation).

13.	STOCK-BASED COMPENSATION

Stock Option Plan

In January 2016, the Company adopted the Latch, Inc. 2016 Stock Plan (the “Plan”) authorizing the grant of options up to 21,613. In May 2019, the Plan was modified and amended to authorize an aggregate of 24,413 shares. In January 2021, the Plan was modified and amended to authorize an aggregate of 25,413 shares. Stock options must be granted with an exercise price equal to the stock’s fair market value at the date of grant. Stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each agreement. As of March 31, 2021, the Plan had 845 shares available for grant.

A summary of the status of the employee and nonemployee stock options as of March 31, 2021, and changes during the year then ended is presented below (the number of options represents ordinary shares exercisable in respect thereof):

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Balance at December 31, 2020	24,179	$0.57
Options forfeited	(179)	$1.21
Options expired	(8)	$0.91
Options exercised	(5,979)	$0.49
Options granted	878	$3.52

Balance at March 31, 2021	18,891	$0.73	$52,780

Exercisable at March 31, 2021	9,853	$0.49	$29,888

The weighted-average grant-date fair value of options granted during the three months ended March 31, 2021 was $1.60.

The Company records stock-based compensation expense on a straight-line basis over the vesting period. As of March 31, 2021, total compensation cost not yet recognized related to unvested stock options was $4,061, which is expected to be recognized over a weighted-average period of 2.4 years. Additionally, the Company records forfeitures as they occur.

Stock-based compensation expense was $14,493 and $356, net of capitalized costs of $20 and $10 included within internally developed software for the three months ended March 31, 2021 and 2020, respectively. All stock-based compensation expense is included in cost of hardware revenue, sales and marketing, general and administrative, and research and development on the Condensed Consolidated Statements of Operations and Comprehensive Loss.

The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option.

The assumptions used to estimate the fair value of stock options granted during the three months ended March 31, 2021 are as follows:

Expected term	6 years
Volatility	49.01% - 49.29%
Risk-free interest rate	0.50% - 0.63%
Dividend yield	0%

Since the Company’s stock is not publicly traded, the expected volatility is based on the historical and implied volatility of similar companies whose stock or option prices are publicly available, after considering the industry, stage of life cycle, size, market capitalization, and financial leverage of the other companies. The risk-free interest rate assumption is based on observed U.S. Treasury yield curve interest rates in effect at the time of grant appropriate for the expected term of the stock options granted. As permitted under authoritative guidance, due to the limited amount of option exercises, the Company used the simplified method to compute the expected term for options granted to nonexecutive employees in the three months ended March 31, 2021. The same methodology was applied to executives for the three months ended March 31, 2021.

Secondary Purchase

On January 19, 2021, one of the Company’s existing equity holders acquired an additional 3,132 shares of the Company’s common stock from certain employees and nonemployee service providers at a price per share of $8.90. This price was determined based on the pre-money equity valuation ascribed to the Company by TSIA and the estimated conversion ratio at the time of the sales. The foregoing sales were consummated directly among the equity holders to satisfy the acquiring equity holder’s demand for additional shares of the Company’s common stock without increasing the size of the PIPE transaction and causing incremental dilution to investors in the combined company. The Company determined that the price per share paid by the equity holder for the shares purchased from employees of the Company was in excess of fair value. The Company recorded $13,833 in stock-based compensation expense related to the transaction allocated to general and administrative, sales and marketing, and research and development in the Condensed Consolidated Statements of Operations and Comprehensive Loss.

14.	INCOME TAXES

There was no provision for income taxes for the three months ended March 31, 2021 and 2020.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted in the United States. The CARES Act contains several tax provisions, including modifications to the net operating loss (“NOL”) and business interest limitations as well as a technical correction to the recovery period for qualified improvement property. The Company has evaluated these provisions in the CARES Act and does not expect a material impact to the provision.

On the basis of this evaluation, as of March 31, 2021, a valuation allowance has been recorded to recognize only the portion of the deferred tax asset that is more likely than not to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as our projections for growth.

Because of the change of ownership provisions of the Tax Reform Act of 1986, use of a portion of our domestic NOL and tax credit carryforwards may be limited in future periods. Further, a portion of the carryforwards may expire before being applied to reduce future income tax liabilities.

For the three months ended March 31, 2021 and 2020, the Company’s effective tax rate was different from the US federal statutory rate. This difference is primarily attributable to the effect of state and local income taxes and permanent differences between expenses deductible for financial reporting purposes offset by the valuation allowances placed on the Company’s deferred tax assets.

As of March 31, 2021, no liability for unrecognized tax benefits was required to be recorded by the Company. Management does not expect any significant changes in its unrecognized tax benefits in the next 12 months.

15.	RELATED-PARTY TRANSACTIONS

Throughout the Company’s history, the Company has obtained equity funding from strategic partners whom the Company transacts with through the ordinary course of business. As such, the Company has customers who are also shareholders and directors in the Company. The Company charges market rates for products and services which are offered to these strategic partners customers. As of March 31, 2021 and December 31, 2020, the Company had $721 and $1,372, respectively, of receivables due from these customers, which are included within accounts receivable on the Condensed Consolidated Balance Sheets. For the three months ended March 31, 2021 and 2020, the Company had $220 and $233, respectively, of hardware revenue, and $170 and $114, respectively, of software revenue, which was included within the Condensed Consolidated Statements of Operations and Comprehensive Loss.

In addition to its related party customers, the Company also has shareholders who are considered related party vendors that the Company transacts with through the ordinary course of business, and the Company pays market rates for products and services with these vendors. As of March 31, 2021 and December 31, 2020, the Company had $504 and $145, respectively, of payables due to these vendors, which are included within accounts payable on the Condensed Consolidated Balance Sheets.

In January 2020, the Company signed a new one-year sublease agreement for their New York City office space where the landlord is a shareholder of the Company. For the three months ended March 31, 2021 and 2020, the Company had rental expense of zero and $575 related to the sublease, which is consistent with market rental rates for similar subleases. Refer to Note 10, Commitments and Contingencies, for additional information.

Additionally, in August 2020, the Company hired a chief product officer who is also the sole owner of one of the Company’s vendors. The Company currently engages with the vendor through the ordinary course of business, resulting in related party transactions. The Company pays market rates for products and services with this vendor. Total expense with this vendor for the three months ended March 31, 2021 was $107. As of March 31, 2021 and December 31, 2020, the Company had $14 and $43 of payables, respectively, which is included within accounts payable on the Condensed Consolidated Balance Sheets. The Company no longer engages with this vendor.

In January 2021, one of the Company’s existing equity holders acquired shares of the Company’s common stock from certain employees and nonemployee service providers. See Note 11 Convertible Preferred Stock and Equity for additional information.

16.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events and transactions that have occurred after March 31, 2021 up to June 9, 2021 and is not aware of any material events other than those described below.

As disclosed under the sections entitled “Proposal No. 1—The Business Combination Proposal,” “The Business Combination” and “The Merger Agreement” beginning on pages 90, 179 and 202, respectively, of the proxy statement/prospectus (the “Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) by TSIA on May 12, 2021, TSIA entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated January 24, 2021, with Lionet Merger Sub Inc., a wholly-owned subsidiary of TSIA (“Merger Sub”), and Latch, Inc., now known as Latch Services, Inc. (“Legacy Latch”). Pursuant to the Merger Agreement, Merger Sub was merged with and into Legacy Latch, with Legacy Latch surviving the merger as a wholly owned subsidiary of the Post Combination Company (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

On June 3, 2021, TSIA held a special meeting of stockholders (the “Special Meeting”), at which the TSIA stockholders considered and adopted, among other matters, a proposal to approve the Business Combination, including (a) adopting the Merger Agreement and (b) approving the other Transactions contemplated by the Merger Agreement and related agreements described in the Proxy Statement/Prospectus.

On June 4, 2021, the Company consummated the Business Combination, Merger Agreement and other Transactions (the “Closing”).

The following occurred upon the Closing:

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The mandatory conversion feature upon a business combination was triggered for the Convertible Notes described in Note 8 Debt, causing a conversion of the $50,000 outstanding principal amount of these Convertible Notes and any unpaid accrued interest into equity securities at a specified price. The noteholders received 6,925 shares of Class A common stock in the Post Combination Company. Also, the embedded derivative related to the Convertible Notes was extinguished as part of the Closing.

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The 71,069 outstanding shares of redeemable convertible preferred stock described in Note 11 Convertible Preferred Stock and Equity were exchanged for 63,756 shares of the Post Combination Company Class A common stock.

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Repayment in full of the outstanding principal and accrued interest on the term loan, described in Note 8 Debt in the total amount of $5,046. The embedded derivative on the warrants issued in connection with the term loan was extinguished as part of the Closing.

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Certain transaction costs as described in Note 2 Summary of Significant Accounting Policies – Equity Issuance Costs were reclassified from prepaid expenses and other current assets to additional paid in capital.

As a result of the Business Combination, each share of Legacy Latch preferred stock and common stock was converted into the right to receive approximately 0.8971 shares of Post Combination Company Class A common stock.

Post Combination Company common stock and warrants commenced trading on the Nasdaq Global Market (“Nasdaq”) under the symbols “LTCH” and “LTCHW,” respectively, on June 7, 2021, subject to ongoing review of the satisfaction of all listing criteria following the Business Combination.